Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Current Report on Form 8-K/A of American Virtual Cloud Technologies, Inc. of our report dated September 24, 2020, with respect to the abbreviated financial statements of the Kandy Communications Business, which comprise the statements of assets acquired and liabilities assumed as of December 31, 2019 and 2018 and the related statements of revenues and direct expenses for the years ended December 31, 2019 and 2018, and the related notes to the abbreviated financial statements, appearing in this Form 8-K/A.

Melville, NY

January 27, 2021

An Independent Member of Urbach Hacker Young International